Exhibit 99.1

                        Sharps Compliance Corp. Announces
                Results for the Quarter Ended December 31, 2005;
                 Company Reports Second Consecutive Quarter of
                  Strong Revenue Growth and Operating Earnings

    HOUSTON--(BUSINESS WIRE)--Jan. 24, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the second quarter of fiscal year 2006.

    Financial Results

    For the three-months ended December 31, 2005, the Company reported revenues of $2.7 million versus revenues for the corresponding quarter of the prior fiscal year of $2.2 million, an increase of 19%. For the six-months ended December 31, 2005, the Company generated revenues of $5.3 million versus revenues for the corresponding quarter of the prior year of $4.6 million, a 15% increase. The increase in revenues is attributable to growth in the Retail, Hospitality, Agriculture and Pharmaceutical markets.
    The Company generated gross margins of 44% and 43% for the three and six months ended December 31, 2005, respectively. The Company's S, G & A expenses increased by 7% for the six months ended December 31, 2005 when compared to the corresponding period of the prior year. The increase in the S, G & A is attributable to higher professional fees and sales-related expenses.
    The Company reported net income of $0.2 and $0.3 million for the quarter and six months ended December 31, 2005, respectively. These results compare to essentially breakeven results for the quarter ended December 31, 2004 and net income of $0.1 million for the six months ended December 31, 2004.

    Business Developments

    Retail Market

    The Company generated billings of approximately $450,000 in the Retail market during the six-months ended December 31, 2005. These billings were driven by sales of the Company's Sharps Disposal By Mail System(R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shots and other inoculations. The billings for the six-months ended December 31, 2005 in the Retail market represent an increase of over 110% over the corresponding prior period billings in this market.

    Hospitality Market

    The Company generated billings of over $300,000 in the Hospitality market during the six-months ended December 31, 2005. This level of billings represents an increase of over 100% as compared to the prior year six-month period. This growth was driven by an approximate $100,000 order from one of the nation's largest contract food service providers for the Company's biohazard spill clean-up kit. This newly-launched product has an innovative mail-back feature and contains everything required to safely and properly dispose of medical waste spills within U.S. Postal Service regulations. The Company is actively marketing the product to multiple industries and, to date, has been met with a very positive reception.

    Agriculture Market

    The Company generated billings of over $350,000 in its Agriculture market during the six-months ended December 31, 2005. The current fiscal year billings in this market represent a 50% increase over the corresponding prior period billings.

    Pharmaceutical Market

    The Company generated approximately $100,000 in billings in the Pharmaceutical market during the quarter ended December 31, 2005. These billings were driven by sales of the Company's Sharps Disposal By Mail System(R) products utilized to support the proper disposal of syringes in the pharmaceutical clinical trial setting.

    Residential Market

    The Company's Sharps Disposal By Mail System(R) has been, or is in the process of, being implemented as an integral part of the municipal waste programs of five (5) California cities to date. We are in discussions with twelve (12) additional municipalities (five (5) in California and four (4) in Texas) that have expressed interest in similar programs. Municipal programs are designed to eliminate needles, syringes and lancets from the public waste stream and assist self-injecting residents with proper disposal. There are an estimated 3 billion syringes disposed outside of the healthcare setting each year.

    Comments

    Regarding the second quarter results, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "Consistent with our internal goals, the results represent the Company's second consecutive quarter of strong growth in revenue and earnings. The success of our financial performance is a direct result of our continued push to expand the Company's sales efforts to new market opportunities. In fact, we have recently re-aligned our sales force whereby each regional sales director markets all Company products across multiple market segments within his or her geographic territory. We believe this approach will facilitate a more efficient and effective method of successfully closing the many sales opportunities in the markets served by the Company.
    Kunik added, "We are also pleased to announce the endorsement of the Company's Sharps Disposal By Mail System(R) by Texas Dental Association Financial Services, the for-profit affiliate of the Texas Dental Association ("TDA"). The TDA, chartered in 1871, is the third largest state dental association in the United States. Currently, the TDA has more than 7,700 members and is comprised of 26 component dental societies grouped into four divisions across the state of Texas. The TDA is affiliated with the American Dental Association, as its national representative, and its component societies at the local level".
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                       Three Months Ended         Six Months Ended
                          December 31,              December 31,
                    ------------------------- ------------------------
                       2005         2004         2005         2004
                    ------------ ------------ ------------ -----------
                    (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
                    ------------ ------------ ------------ -----------

REVENUES            $2,663,376   $2,229,045   $5,323,488   $4,648,431

COSTS AND EXPENSES:
  Cost of revenues   1,496,692    1,330,947    3,057,611    2,718,491
  Selling, general
   and
   administrative      957,484      861,021    1,849,860    1,728,926
  Depreciation and
   amortization         35,240       40,355       68,104       83,256
                    ------------ ------------ ------------ -----------

Operating income
 (loss)                173,960       (3,278)     347,913      117,758

Interest Expense        (3,678)      (5,364)      (7,594)     (13,288)
                    ------------ ------------ ------------ -----------

  Net Income (loss)
  before Income
   Taxes              $170,282      ($8,642)    $340,319     $104,470
                    ------------ ------------ ------------ -----------
Income Taxes            (3,310)        (493)      (8,815)      (4,693)
                    ------------ ------------ ------------ -----------
Net Income (Loss)     $166,972      ($9,135)    $331,504      $99,777
                    ============ ============ ============ ===========

NET INCOME (LOSS)
 PER SHARE
     Basic               $0.02       ($0.00)       $0.03        $0.01
                    ============ ============ ============ ===========
     Diluted             $0.02       ($0.00)       $0.03        $0.01
                    ============ ============ ============ ===========

SHARES USED IN
 COMPUTING NET
 INCOME (LOSS) PER
 SHARE
     Basic          10,547,311   10,538,144   10,547,311   10,538,144
     Diluted        10,698,545   10,538,144   10,709,344   10,869,494


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                              December 30,  June 30,
                                                  2005        2005
                                              ------------ -----------
                                              (Unaudited)
Assets
 Current assets:
   Cash and cash equivalents                     $407,640    $258,427
   Restricted cash                                 10,010      10,010
   Accounts receivable, net                     1,063,875     964,148
   Inventory                                      423,305     368,495
   Prepaid and other assets                       134,447      79,320
                                              ------------ -----------
             Total current assets               2,039,277   1,680,400
 Property and equipment, net                      450,425     438,064
 Intangible assets, net                            61,771      11,779
                                              ------------ -----------
             Total assets                      $2,551,473  $2,130,243
                                              ============ ===========

Liabilities and stockholders' equity (deficit)
 Current liabilities:
   Accounts payable                              $485,802    $567,398
   Accrued liabilities                            386,738     283,953
   Current portion of deferred revenue          1,065,495     996,597
   Current maturities of capital lease
    obligations                                    52,599      48,558
                                              ------------ -----------
             Total current liabilities          1,990,634   1,896,506
 Long-term deferred revenue                       293,585     272,781
 Obligations under capital leases, net of
  current maturities                               14,906      42,112
 Other liabilities                                 64,500      62,500
                                              ------------ -----------
             Total liabilities                  2,363,625   2,273,899

  Total stockholders' equity (deficit)            187,848    (143,656)
                                              ------------ -----------
             Total liabilities and
              stockholders' equity (deficit)   $2,551,473  $2,130,243
                                              ============ ===========


    CONTACT: Sharps Compliance Corp.
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com